Exhibit 99.2

Extension Closing Date For Stock Purchase Agreement

June 1, 2012

This Extension incorporates by reference and supplements that Stock Purchase Agreement executed on February 29, 2012 (the "Agreement") between Cedric Atkinson (the "Buyer") and David K. Ryan (the "Seller").

WHEREAS, The Agreement stipulated that Buyer would complete the Closing by June 1, 2012.

WHEREAS, Seller agreed to extend the Closing Date by Thirty (30) days in exchange for Five Thousand Dollars ($5,000.00) being added to the Purchase Price, provided however that an payment for an initial purchase of Acquired Debt had to be received by a holder of said debt ("Debt Holder") by June 1, 2012.

WHEREAS, The parties acknowledge that a wire of Thirty Seven Thousand Five Hundred Dollars ($37,500.00) was sent to the Debt Holder on June 1, 2012 and an additional wire of Seven Thousand Five Hundred Dollars ($7,500.00) was sent to the Debt Holder on June 7, 2012 in satisfaction of the above condition.

NOW THEREFORE, the parties agree as follows:

1.	The deadline for the Closing shall be extended to July 2, 2012.

2.	The Purchase Price shall be increased to One Hundred Thirty Thousand Dollars ($130,000.00) and the parties acknowledge that Fifty Thousand Dollars ($50,000.00) of such amount has been paid to date.

3.	The recitals shall be part of this Agreement and any capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

Buyer	Seller

/s/ Cedric Atkinson	/s/ David K. Ryan
Cedric Atkinson	David K. Ryan